Exhibit 10.15

1.	Date of Agreement December 16, 2013

2.	Owners (name, place of registered office and law of registry) (Cl. 1)	3.	Managers (name, place of registered office and law of registry) (Cl. 1 )

	Fareastern Shipping Limited		Dynagas Ltd.
	Name		Name

	Place of registered office		Poseidonos Ave. & 2 Folvis Street
	147/1, St. Lucia street, Valletta, Malta		166-74 Glyfada, Athens, Greece

	Law of registry

			Place of registered office

	Majuro, Marshall Islands

			Liberia
			Law of Registry

4.	Day and year of commencement of Agreement (Cl. 2)

Retroactively from 26th July, 2013

5.	Crew Management (state “yes” or “no” as agreed) (Cl. 3.1)	6.	Technical Management (state “yes” or “no” as agreed) (CI, 3,2)

	YES		YES

7.	Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3)	8.	Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4)

	YES		YES

9.	Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5)	10.	Sale or purchase of the Vessel (state “yes” or “no” as agreed) Cl. 3.8)

	YES		NO

11.	Provisions (state “yes” or no as agreed) (Cl. 3.7)	12.	Bunkering (state “yes” or “no” as agreed) (Cl. 3.8)

	YES		YES

13.	Chartering Services Period (only to be filled in if “yes” stated in Box	14.	Owners’ Insurance (state alternative (I), (il) or (lit) of CI. 6.3)
	7) (Cl. 3.3(i))

	Eight Years		6.3 (ii)

15.	Annual Management Fee (state annual amount) (CI. 8.1)	16.	Severance Costs (state maximum amount) (Cl. 8.4 (il))

	See Clause 23		As per applicable Agreement

17.	Day and year of termination of Agreement (CI. 17)	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19,3; If 19.3 place
			of arbitration must be stated) (CI. 19)

	31st December, 2020		19.1

19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (CI, 20)	20.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (CI, 20)

	Fareastorn Shipping Limited 147/1, St. Lucia street, Valletta, Malta Fax: +30-21069472.75		Dynagas Ltd. Poseidonos Ave. & 2 Foivis Street 166.74 Glyfada, Athens, Greece Email: ingcoordination@tlynagas.com Fax: +30-2109680571

It is mutually agreed between the party stated In Box 2 and the party stated In Box 3 that this Agreement consisting of PART 1 and PART II as well as Annexes “A” (Details of Vessel), “B” (Details of Crew), “C” (Budget) and “D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C” and “D” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners) For and on behalf of the Owners: Authorised Signatory	Signature(s) Managers For and on behalf of the Manager:

Copyright, published by

The Baltic and International Maritime Council (BIMCO), Copenhagen

ISSUED: August 1998

“SHIPMAN 98” STANDARD SHIP MANAGEMENT AGREEMENT

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto. “Crew” means the Master, officers and ratings employed on the Vessel from time to time ~~of the numbers, rank and nationally specified in Annex “B” attached hereto~~.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel. “Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects. “Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the managers of the Vessel in accordance with the Management Services.

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1	Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration when required, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation, board and lodging as and when required at rates and types of accommodations as customary in the industry;

(vi)	training of the Crew and supervising their efficiency;

(vii)	keeping and maintaining full and complete records of any labor agreements which may be entered into with the Crew and, if applicable conducting union negotiations;

(viii)	operating the Managers’ drug and alcohol policy unless otherwise agreed.

3.2	Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)	arrangement of the supply of necessary stores, spares and lubricating oil;

(iv)	appointment of surveyors, service engineers, and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3) and a Planned Maintenance System;

(vi)	Handling any claims against the builder of the Vessel arising out of the relevant shipbuilding contract, if applicable; and

(vii)	On request by the Owners, obtaining_and / or providing the Owners with a copy of any inspection report, survey, valuation or any other similar report prepared by any shipbrokers, surveyors, the Class etc.

3.3	Commercial Management

(only applicable if agreed according to Box 7)

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:

(i)	providing chartering services in accordance with the Owners’ instructions which include, but are not limited to, developing and seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.

(ii)	arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel;.

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(iv)	issuing of voyage instructions and monitoring voyage performance;

(v)	appointing agents;

(vi)	appointing stevedores;

(vii)	arranging surveys associated with the commercial operation of the Vessel;

(viii)	carrying out the necessary communications with the shippers, charterers and others involved with the receiving_ and handling of the Vessel at the relevant loading_ and discharging ports, including sending any notices required under the terms of the Vessel’s employment at the tirne;

(ix)	invoicing on behalf of the Owners all freights, hires, demurrages, outgoing claims, refund of taxes, balances of disbursements, statements of account and other sums due to the Owners and account receivables arising from the operation of the Vessel and, upon the request of the Owners, issuing releases on behalf V the Owners receipt of payment or settlement of any such amounts; pen

(x)	preparing off-hire statements and/or hire statements;

(xi)	conducting Ship Shore Compatibility studies and procuring and arranging for port/terminal entrance and clearance, pilots, consular approvals and other services necessary for the management and safe operation of the Vessel; and

(xii)	reporting to the Owners of any major casualties, damages received or caused by the Vessel or any major release or discharge of oil or other hazardous material not in compliance with any laws.

3.4	Insurance Arrangements’

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding, conditions, insured values, deductibles and franchises.

3.5	Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall:

(i)	establish an accounting system which meets the reasonable requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.6	Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not including negotiation of the same.

3.7	Provisions

(only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

3.8	Bunkering

(only applicable if agreed according to Box 12)

The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade,

4.	Managers’ Obligations

4.1	The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag and Charterers -of the Vessel are satisfied and they, or such other entity as may be appointed by them which shall be acceptable to Owners, shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.	Owners’ Obligations

5.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

5.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:

(i)	procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;

(ii)	instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.

~~5.3~~	~~Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.~~

6.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:

6.1	at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(iii)	war risks (including protection and indemnity and crew risks); and

(iv)	any other insurance that the Owners determine or the Managers advise them in writing that, in either case, it is prudent or, as the case may be, appropriate on the basis of prevailing market practices to be obtained in respect of the Vessel, its freight/hire or any third party liabilities, in each case in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners’ Insurances”);

6.2	all premiums and calls on the Owners’ Insurances are paid promptly by their due date,

6.3	the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

(i)	~~on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ insurances; or~~

(ii)	if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or

(iii)	~~on such other terms as may be agreed in writing.~~

Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.

6.4	written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.	Income Collected and Expenses Paid on Behalf of Owners

7.1	All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account,

7.2	All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand. Furthermore and without prejudice to the generality of the provisions of this Clause 7, the Managers shall, subject to being placed in funds by the Owners, arrange for the payment of all ordinary charges incurred in connection with the Management Services, including, but not limited to, all canal tolls, port charges, amounts due to any governmental authority with respect to the Crew and all duties and taxes in respect of the Vessel, the cargo, hire or freight (whether levied against the Owners), insurance premiums, advances of balances of disbursements, invoices for bunkers, stores, spares, provisions, repairs and any other material and/or service in respect of the Vessel.

8.	Management Fee

8.1	The Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal quarterly ~~monthly~~ instalments in advance, the first instalment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every quarter ~~month,~~ unless otherwise established by separate letter. The Owners shall place with the manager for the duration of this agreement an amount equal to three months of management fee stated in clause 23 as security.

8.2	The management fee shall be subject ~~an annual~~ to adjustment ~~review~~ in accordance with Clause 23 ~~on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1~~.

8.3	The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4	In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause- 3,1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months and

(ii)	the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.

8.5	If the Owners decide to lay up the Vessel whilst this Agreement remains in force and such lay up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

8.6	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

9.	Budgets and Management of Funds

9.1	~~The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require. The budget for the first year hereof is set out in Annex “C” hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of the Agreement (see Clause 2 and Box 4)~~. Managers will be preparing budgets in connection with, inter alia, the provision of the Management Services which the Managers will be submitting for as the Owners reasonably require.

9.2	~~The Owners shall indicate to the Managers-their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.~~

9.3	Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month update this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account in the name of the Managers or, if requested by the Managers, in the name of the Owners.

9.4	The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners monthly or at such other intervals as mutually agreed.

9.5	Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10.	Managers’ Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub- contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	Responsibilities

11.1	Force Majeure—Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2	Liability to Owners—(i) Without prejudice to sub-clause 11A, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3	Indemnity—Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4	“Himalaya” It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code, and STCW 95 or to defend a claim against a third party.

13.	General Administration

13.1	The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2	The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3	The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5	Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.	Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall automatically renew for an eight-year period and shall thereafter be extended in additional eight-year increments if notice of termination is not provided by the Owners in the fourth quarter of the year immediately preceding the end of the respective term. ~~Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given~~.

18.	Termination

18.1	Owners’ default

(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the owners of any associated vessel, ~~details of which are listed in Annex “D”,~~ shall not have been received in the Managers’ nominated account within ten running Business days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:

(a)	fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

(b)

proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the

Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2	Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it within as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4	For the purpose of sub-clause 18.3 hereof

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1

This Agreement shall be governed by and construed in accordance with English law. and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996- or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

19.2	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

19.3	~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

19.4	If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply. Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.	Notices

20.1	Any notice to be given by either party to the other party shall be in writing and may be sent by email, fax, telex, registered or recorded mail or by personal service.

20.2	The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

21.	Administrative Services

The Manager shall provide certain general administrative services to the Owners, including, but not limited to, the following:

(a) keeping all books and records of things done and transactions performed on behalf of the Owners as it may require from time to time, including, but not limited to, liaising with accountants, lawyers and other professional advisors;

(b) except as otherwise contemplated herein, representing the Owner generally in its dealings and relations with third parties;

(c) maintaining the general ledgers of the Owners, establishing bank accounts with such financial institutions as may be requested, managing, administering and reconciling of bank accounts, preparation of periodic financial statements, including, but not limited to, those required for governmental and regulatory or self-regulatory agency filings and reports to shareholders, arranging of the auditing and/or review of any such financial statements and the provision of related data processing services as required;

(d) preparing and providing (or procuring, at the Owner’s coot) tax returns required by any law or regulatory authority and developing, maintaining and monitoring internal audit controls;

(e) providing office accommodation, office staff (including secretarial and administrative assistance), facilities and stationery;

(f) maintaining, at the Owner’s cost, corporate existence, qualification and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance requirements;

(g) negotiating the terms and thereafter arranging for cash management services and/or hedging arrangements, in each case with a third party provider at the cost of the Owner.

(h) providing any such other administrative services as may be requested and the Manager may agree to provide from time to time.

(i) Negotiate, at the Owner’s request, loan and credit terms with lenders and monitor and maintain compliance therewith and in addition negotiate and arrange, at the Owner’s request, for interest rate swap agreements, foreign currency contracts, forward exchange contracts and any other hedging arrangements;

(j) Provide, or arrange for the provision of, information technology services

22.	Commercial Services

In addition to any commercial services provided under this Agreement, the Manager shall provide the following commercial services to the Owners:

(a) managing relationships between the Owners and any existing or potential charterers, shipbuilders, insurers, lenders, investors, fund managers, shareholders and other shipping industry service providers/participants; and

(b) providing certain services in connection with taking physical delivery of the vessel, if applicable, registering a vessel under a ship register, tendering physical delivery of a Vessel or deleting a Vessel from the applicable port of registry, in each case on behalf of the Owners.

23.	Management Fees

23.1	In consideration of the Manager providing the services herein, the Owners shall pay the Manager the following management fee:

(a) A fee of US$2,500 per day per Vessel, payable quarterly in arrears (pro rated to reflect the number of (lays that the. Owners owns the Vessel during the applicable quarter);

(b) a fee equal to 1.25% calculated on the aggregate of the gross freight, charter hire, ballast bonus or other income obtained for the employment of the Vessel during the term of this Agreement, payable to the Manager monthly in arrears, only to the extent such freight, charter hire, ballast bonus or other income, as the case may ho, is received as revenue. Such fee will be payable in 050. For the avoidance of any doubt and regardless of anything stipulated in this Agreement, chartering commissions shall survive the termination of this agreement under all circumstances until the termination of charter party in force at the time or termination of any other employment arranged;

23.2	The Management Fees will be fixed for the period commencing on the (late the stipulated in Box 4 (the “Commencement Date”) and ending on the last day of the calendar year (the “Initial. year”) For the 12-month period starting on the day falling immediately after 31st December of the Initial Year and for each subsequent calendar year falling thereafter (each such 12-month period referred to hereinafter as an “Annual Period”), the Management Fee for the Vessel payable pursuant to this clause will be adjusted upwards with effect from the beginning of such Annual Period by application, to the relevant per Vessel amount, of a percentage figure equal to three per cent (3%), PROVIDED ALWAYS, that in the event of any of the provisions of. Section 23.2 applying, further increases may be applied to such Management Fees as determined pursuant to Section 23.2.

23.3	The Management Fees for the Vessel payable pursuant to this clause, for the Annual Period commencing on the day falling immediately after the end of the Initial Year and each subsequent Annual Period thereafter, will, in each case, be further adjusted upwards with effect from the beginning of such Annual Period if the Manager has incurred a material unforeseen increase in the cost of providing the management services, by an amount to be agreed between the Manager and the Owners, each acting in a commercially reasonable manner.

23.4	The Owners hereby acknowledge that any capital expenditure, financial costs, operating expenses for the Vessel and any general and administrative expenses of the Owners whatsoever are not covered by the management fees and any such expenditure, costs and expenses shall be paid fully by the Owners, whether directly to third parties or by payment to such third parties through the Manager and to the extent incurred by the Manager, shall be reimbursed to it by the Owners. The said capital expenditure, financial costs, operating expenses for the Vessel and general and administrative expenses include, without limiting the generality of the foregoing, items such as:

(a) fees, interest, principal and any other costs due to the Owner’s financiers and their respective advisors;

(b) all voyage expenses and vessel operating and maintenance expenses relating to the operation and management of the Vessels (including Crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey foes, classification society fees, maintenance and repair costs, vetting expenses, etc.);

(c) any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, auditors, insurance advisors or. any other third parties whatsoever appointed by the Manager whether in its name or on behalf and/or In the name of the Owners;

(d) applicable deductibles, insurance premiums and/or P&I calls;

(e) postage, communication, traveling, lodging, victualing, overtime, out of office compensation and out of pocket expenses of the Manager and/or its personnel, incurred in pursuance of the services; and

(f) any other out of pocket expenses that are Incurred by the Manager in the performance of the services pursuant to this Agreement and Supervision Agreement.

23.5	At their sole discretion the Owner on an annual basis in order to provide the Managers with a performance incentive, may make a payment to the Managers of an incentive fee In addition to the management fee.

~~24~~.	~~Incentive Fee~~.

24.1	At their sole discretion the Owners on an annual basis in order to provide the Managers with a performance incentive, may make a payment to the Managers of an incentive fee in addition to the management fee.

25.	Termination After Change of Control

25.1	This Agreement will terminate automatically immediately after a change of control (as defined below) of the Owners and/or of the Owner’s ultimate parent. Upon such termination, the Owners will be required to pay the Manager the Termination Payment in a single Installment.

For the purpose of this Agreement “Change of Control” means the occurrence of any of the following:

(i) The acquisition by any individual, entity or group of beneficial ownership of fifty (50) percent (%) or more of either (A) the then-outstanding shares of stock of the Owner and/or the Owners ultimate parent or (0). the combined voting power of the then-outstanding voting securities of the Owner and/or the Owners ultimate parent entitled to vote generally in the election of directors;

(ii) The consummation of a reorganization, merger or consolidation of Owner and/or the Owners ultimate parent or the sale or other disposition of all or substantially all of the assets of Owner and/or Owners ultimate parent.

(iii) The approval by the shareholders of Owner and/or the Owners ultimate parent of a complete liquidation or dissolution of Owner and/or the Owners ultimate parent.

Further, for the purpose of this Agreement “Termination Payment” means a payment to be received by the Manager in the event of a Change of Control, Such payment shall be equal to the estimated remaining fees payable to the Manager under the then current term of the agreement but in any case shall not be less than for a period of 36 months and not more than a period of 60 months.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT—CODE NAME: “SHIPMAN 98”

Date of Agreement	:	December 16th, 2013 with retroactive effect from the delivery of the Vessel

Name of Vessel(s)	:	Arctic Aurora

Particulars of Vessel(s)	:	155,000 cubic meters membrane LNG carrier 288.1 meters LOA 4.2 Breadth Moulded meters

SUPERVISION AGREEMENT

THIS	AGREEMENT is made the 12th day of December, 2011 BETWEEN:

(1) FAREASTERN SHIPPING LIMITED, a company incorporated under the laws of Malta, whose registered office is at 147/1, St. Lucia street, Valletta, Malta (the “Owner”); and

(2) DYNAGAS LTD., a company incorporated under the laws of Liberia, whose registered office is at 80 Broad Street Monrovia Liberia (the “Construction Supervisor”).

WHEREAS:

By a shipbuilding contract dated 25th October, 2011 (the “Shipbuilding Contract”) and made between Hyundai Heavy Industries (the “Builder”) and the Owner, the Builder agreed to construct, to the order of the Owner, and sell to the Owner, an LNG carrier, known during construction as Hull No. 2580 (the “Vessel”).

IT IS NOW AGREED as follows:

ARTICLE I DEFINITIONS

SECTION 1.1. Except as otherwise defined herein, all terms defined in the Shipbuilding Contract shall have the same respective meanings when used herein.

SECTION 1.2. In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which major retail banks in New York City and Athens Greece, and (in respect of any payments which are to be made to the Builder) South Korea, are open for non-automated customer services;

“Owner’s Supplies” means all of the items to be furnished to the Vessel by the Owner in accordance the relevant provisions of the Shipbuilding Contract.

“Spares” means the items to be designated as spares by the parties hereto at the time of the delivery of the Vessel.

“Supervision Period” means the period from the execution of this Agreement to and including the earlier of (i) the date of delivery of the Vessel pursuant to the Shipbuilding Contract and (ii) the date this Agreement is terminated.

ARTICLE II APPOINTMENT

SECTION 2.1. The Owner hereby appoints the Construction Supervisor, and the Construction Supervisor hereby agrees to act as the Owner’s supervisor towards the Builder and as the “Owner’s Representative” under the Shipbuilding Contract for the duration of the Supervision Period and to perform the duties and rights which rest with the Owner regarding the construction and delivery of the Vessel in accordance with all of the provisions of the Shipbuilding Contract. The Owner shall be responsible for, inter alia, determining the general policy of supervision of construction of the Vessel and the scope of activities of the Construction Supervisor and, in the performance of its duties under this Agreement, the Construction Supervisor shall at all times act strictly in accordance with any instructions or directions given to it by the Owner regarding such general policy or, in the absence of such instructions or directions, in accordance with the standards of a prudent supervisor providing services of the type to be provided under this Agreement, having due regard to the Owner’s interest. Any instructions so given shall be consistent with the nature and scope of the supervision services required to be performed by the Construction Supervisor under this Agreement and shall not require the Construction Supervisor to do or omit to do anything which may be contrary to any applicable law of any jurisdiction or which is inconsistent or contrary to any of the rights and duties of the Owner under the Shipbuilding Contract. Upon appointment the Owner shall furnish the Construction Supervisor with a full and complete copy of the Shipbuilding Contract (which for the avoidance of doubt shall include the Specifications and the Plans).

SECTION 2.2. Specific Powers and Duties of the Construction Supervisor. Without prejudice to the generality of the appointment made under Section 2.1, and (where applicable) by way of addition to the rights, powers and duties so conferred, the Construction Supervisor shall, subject to this Section 2.2 and to Articles III and IV, have and be entrusted with the following rights, powers and duties in relation to the Shipbuilding Contract and the Vessel:

(a) to review, comment on, agree and approve the lists of plans and the drawings referred to; to attend the testing of the Vessel’s machinery, outfitting and equipment and to request any tests or inspections which the Construction Supervisor may consider appropriate or desirable and to review and comment on the results of all tests and inspections to the extent this is possible under the terms of the Shipbuilding Contract; to carry out such inspections and give such advice or suggestions to the Builder as the Construction Supervisor may consider appropriate and as the terms of the Shipbuilding Contract allow him to do; and to give notice to the Builder in the event that the Construction Supervisor discovers any construction, material or workmanship which the Construction Supervisor believes does not or will not conform to the requirements of the Shipbuilding Contract and the specifications again provided the terms of the Shipbuilding Contract allows for such notice to be given;

(b) to appoint a representative of the Construction Supervisor;

(c) if any alteration or addition to the Shipbuilding Contract becomes obligatory or desirable, to consult with the Builder and make recommendations to the Owner as to whether or not acceptance should be given to any proposal notified to the Owner by the Builder;

(d) to request and agree to any minor alterations, additions or modifications to the Vessel or the specifications and any substitute materials to the extent this is possible under the terms of the Shipbuilding Contract, which the Construction Supervisor may consider appropriate or desirable, provided that if the cost of such variations or substitute materials would have the effect of altering the Contract Price (as defined in the Shipbuilding Contract) by more than three per cent (3%) from the Contract Price on the date hereof or the amount of any of the installments of the Contract Price due under the Shipbuilding Contract prior to the delivery of the Vessel, the Construction Supervisor shall notify the same to the Owner and obtain the Owner’s instructions before taking any action in relation thereto; to receive from and transmit to the Builder information relating to the requirements of the classification society and to give instructions and agree with the Builder regarding alterations, additions or changes in connection with such requirements; and to approve the substitution of materials as requested by the Builder;

(e) to attend and witness the trials of the Vessel to the extent this is possible under the terms of the Shipbuilding Contract;

(f) to determine whether the Vessel has been designed, constructed, equipped and completed in accordance with, and complies with, the Shipbuilding Contract and the Specifications and Plans (each as defined in the Shipbuilding Contract); to give the Builder a notice of acceptance or (as the case may be) rejection of the Vessel, to require or request any further test and inspection of the Vessel to the extent this is possible under the terms of the Shipbuilding Contract, and to give and receive any further or other notice relative to such matters and generally to advise the Owner in respect of all such matters;

(g) to sign on behalf of the Owner any protocols as to sea trials, consumable stores, delivery and acceptance or otherwise, having first ascertained with the Owner the appropriateness of so doing;

(h) to give and receive on behalf of the Owner any notice contemplated by the Shipbuilding Contract, provided that the Construction Supervisor shall not have authority to give on behalf of the Owner any notice which the Owner may be entitled to give to cancel, repudiate or rescind the Shipbuilding Contract without the prior written consent of the Owner; and

(i) to purchase, after being placed in funds by the Owner, all Owner’s Supplies as agent of the Owner and supply and deliver the same together with all necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates to the Builder as provided in the Shipbuilding Contract, and provide to the Owner a list of all such Owner’s Supplies as soon as possible.

SECTION 2.3. The Construction Supervisor shall discharge its responsibilities under this Clause 2 as the Owner’s agent.

SECTION 2.4. In the event that the Construction Supervisor uses own funds to purchase Owner’s Supplies, the cost of supplying and delivering Owner’s Supplies pursuant to relevant terms of the Shipbuilding Contract shall be reimbursed by the Owner to the Construction Supervisor on the date the Construction Supervisor submits to the Owner supporting invoices in respect of such cost.

ARTICLE III CONSTRUCTION SUPERVISOR’S DUTIES REGARDING CONSTRUCTION

SECTION 3.1. The Construction Supervisor undertakes with the Owner with respect to the Shipbuilding Contract:

(a) to notify the Owner in writing promptly on becoming aware of any likely change to any of the dates on which any installment under the Shipbuilding Contract is expected to be due;

(b) to (i) notify the Owner in writing of the expected date on which the launching or, as the case may be, sea trials of the Vessel is or are to take place and (ii) promptly on the same day as the launching or, as the case may be, sea trials of the Vessel takes or take place to confirm that the launching or, as the case may be, sea trials of the Vessel has or have taken place and, where relevant, that the amount specified in such confirmation is due and payable;

(c) to (i) advise the Owner in writing, four (4) Business Days prior to the date on which the delivery installment under the Shipbuilding Contract is anticipated to become due, of the times and amounts of payments to be made to the Builder under the Shipbuilding Contract and any amount due to the Construction Supervisor for Owner’s Supplies not already settled and (ii) promptly confirm the same on the day on which such installment becomes due (and being the date the same is required to be paid to the account referred to in the relevant term of the Shipbuilding Contract);

(d) not to accept the Vessel or delivery of the Vessel on the Owner’s behalf without the Owner’s prior written approval and unless the Construction Supervisor shall have previously confirmed to the Owner, that:

(i) the Vessel has been duly completed and is ready for delivery to and acceptance by the Owner in or substantially in accordance with the Shipbuilding Contract and the Specifications and Plans;

(ii) there is, to the best of the Construction Supervisor’s knowledge and belief having made due enquiry with the Builder, no lien or encumbrance on the Vessel other than the lien in favor of the Builder in respect of the delivery installment of the Contract Price due in accordance with the terms of the Shipbuilding Contract; and

(iii) the Vessel is recommended for classification by the relevant classification society provided for in the Shipbuilding Contract (and the Construction Supervisor shall attach to its certificate the provisional certificate of such classification society recommending such classification of the Vessel or a duplicate or photocopy of such provisional certificate or otherwise provide evidence of such classification to the Owner);

(e) on receipt thereof from the Builder promptly to deliver the documents specified in Article VII, Paragraph 3 of the Shipbuilding Contract to the Owner or as the Owner may direct; and

(f) solely with the prior written approval of the Owner, to request from or agree with the Builder any material alterations, additions or modifications to the Vessel.

ARTICLE IV CONSTRUCTION SUPERVISOR’S GENERAL OBLIGATIONS

SECTION 41 The Construction Supervisor undertakes to the Owner, with respect to the exercise and performance of its rights, powers and duties as the Owner’s representative under this Agreement, as follows:

(a) it will exercise commercially reasonable efforts to cause the due and punctual observance and performance of all conditions, duties and obligations imposed on the Owner by the Shipbuilding Contract (other than to pay the Contract Price) and will not without the prior written consent of the Owner:

(i) exercise any rights of the Owner to cancel, repudiate or rescind the Shipbuilding Contract;

(ii) waive, modify or suspend any provision of the Shipbuilding Contract if as a result of such waiver, modification or suspension the Owner will or may suffer any adverse consequences; and

(b) it will, at its own expense, keep all necessary and proper books, accounts, records and correspondence files relating to its duties and activities under this Agreement and shall send quarterly reports to the Owner concerning the progress of the design and construction of the Vessel and keep the Owner promptly informed of any deviations from the building program.

ARTICLE V LIABILITY AND INDEMNITY

SECTION 5.1. Save for the obligation of the Owner to pay any moneys due to the Construction Supervisor hereunder, neither the Owner nor the Construction Supervisor shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the Owner or the Construction Supervisor, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

SECTION 5.2. The Construction Supervisor, including its officers, directors, employees, shareholders, agents and any sub-contractors (the “Construction Supervisor Related Parties”), shall be under no liability whatsoever to the Owner or to any third party (including the Builder) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with the delayed or non-conforming delivery of the Vessel), and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Construction Supervisor, its officers, employees, agents or any of its sub-contractors in which case (save where loss, damage, delay or expense, has resulted from the Construction Supervisor’s personal act or omission committed with the intent to cause same) the Construction Supervisor’s liability for each incident or series of incidents giving rise to claim or claims shall never exceed a total of ten times the fees payable hereunder.

SECTION 5.3. The Owner shall indemnify and hold harmless the Construction Supervisor against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Construction Supervisor in the performance of this Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Construction Supervisor.

SECTION 5.4. It is hereby expressly agreed that no employee or agent of the Construction Supervisor (including any sub-contractor from time to time employed by the Construction Supervisor) shall in any circumstances whatsoever be under any liability whatsoever to the Owner or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Article V, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Construction Supervisor or to which the Construction Supervisor is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Construction Supervisor acting as aforesaid, and for the purpose of all the foregoing provisions of this Article V, the Construction Supervisor is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

SECTION 5.5. The provisions of this Article V shall survive any termination of this Agreement.

ARTICLE VI FEES

SECTION 6.1. In consideration of the performance of the duties assigned to the Construction Supervisor in this Agreement, the Owner shall pay to the Construction Supervisor the sum of US$ 700,000 United States Dollars Seven Hundred Thousand for its total supervision costs in connection with the supervision of the construction of the Vessel, plus any expenses incurred under the Shipbuilding Contract against presentation of supporting invoices from the Construction Supervisor which the Construction Supervisor shall supply to the Owner at the same time as payment is requested. The fee payable hereunder to the Construction Supervisor shall include all costs which are incurred by the Construction Supervisor in connection with the ordinary exercise and performance by the Construction Supervisor of the rights, powers and duties entrusted to it pursuant to this Agreement. The supervision fee will be due and payable in two equal installments as follows:

(a)	US$350,000 on steel cutting of the Vessel; and

(b)	US$350,000 upon launching of the Vessel.

The Owner shall reimburse the Construction Supervisor for expenses, travelling, lodging and victualling expenses, and other out of pocket expenses properly incurred by the Construction Supervisor and/or its personnel in pursuance of the Supervision Agreement.

ARTICLE VII COMMENCEMENT—TERMINATION

SECTION 7.1. This Agreement shall come into effect on the date hereof and shall continue until the delivery of the Vessel in accordance with the Shipbuilding Contract unless terminated earlier pursuant to the terms of Section 7.2, Section 7.3, Section 7.4 or Section 7.5 hereof.

SECTION 7.2. The Owner shall be entitled to terminate this Agreement by notice in writing to the Construction Supervisor if the Construction Supervisor defaults in the performance of any material obligation under this Agreement, subject to a cure right of 20 Business Days following written notice by the Owner.

SECTION 7.3. This Agreement shall terminate automatically if the Shipbuilding Contract is cancelled, rescinded or terminated; or

SECTION 7.4. The Construction Supervisor shall be entitled to terminate this Agreement by notice in writing to the Owner if:

(a) any moneys payable by the Owner under this Agreement is not paid when due or if due on demand within 10 Business Days following demand by the Construction Supervisor; or

(b) the Owner defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Construction Supervisor; or

SECTION 7.5. Either party shall be entitled to terminate this Agreement immediately if:

(a) the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of either such party is sold, seized or appropriated; or

(b) (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 Business Days of its filing; (Hi) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the other party’s undertaking, property or assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up; or

(c) a distress, execution, sequestration or other process is levied or enforced upon or sued out against the other party’s property which is not discharged within 20 Business Days; or

(d) the other party ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the terminating party; or

(e) the other party is prevented from performing its obligations hereunder by reasons of Force Majeure for a period of two or more consecutive months.

SECTION 7.6. In the event of termination due to the Construction Supervisor’s default, then it shall not be entitled to receive any payment in respect of the fees and other amounts described in Article VI becoming due and payable after the date of such tennination.

ARTICLE VIII EMPLOYEES

SECTION 8.1. None of the employees and/or sub-contractors of the Construction Supervisor shall constitute, for the purposes of this Agreement, sub-agents of the Owner. The Construction Supervisor, in its capacity as employer and contractor (and not in its capacity as agent for the Owner), shall (a) be responsible for the salaries, expenses and costs in respect of each of its employees and sub-contractors (not in its capacity as agent for the Owner) and (b) save for the provisions of Article V hereof, indemnify its employees and sub-contractors for any liabilities and losses incurred by such employees and sub-contractors.

ARTICLE IX GOVERNING LAW—ARBITRATION

SECTION 9.1. This Agreement shall be governed by and be construed in accordance with the laws of England.

SECTION 9.2. All disputes arising out of this Agreement shall be arbitrated in London in the following manner. One arbitrator is to be appointed by each of the parties hereto and a third by the two so chosen. Their decision or that of any two of them shall be final and, for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitration Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

SECTION 9.3. In the event that the a party hereto shall state a dispute and designate an arbitrator in writing, the other party shall have 20 Business Days to designate its own arbitrator. If such other party fails to designate its own arbitrator within such period, the arbitrator appointed by the first party can render an award hereunder.

SECTION 9.4. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

SECTION 9.5. The arbitrators may grant any relief; and render all award, which they or a majority of them deem just and equitable and within the scope of this Agreement, including but not limited to the posting of security. Awards pursuant to this Article IX may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction,

ARTICLE X COUNTERPARTS

SECTION 10.1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

ARTICLE XI NOTICES

SECTION 11.1. Every notice or other communication under this Agreement shall:

(a) be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or by electronic mail other means of telecommunication (other than telex) in permanent written form;

(b) be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put into the post and, in the case of a facsimile transmission or other means of telecommunication (other than telex) in permanent written form, at the time of dispatch (provided that if the date of dispatch is a Saturday or Sunday or a public holiday in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next day which is not a Saturday or Sunday or public holiday); and

(c) be sent:

(i)	to the Construction Supervisor at:

Dynagas Ltd.

Poseidonos Ave. & 2 Foivis Street

166-74 Glyfada, Athens, Greece

Email: Ingcoordination@dynagas.com

Cc: Ingnb@dynagascom

Fax: +30-2109680571

(ii)	to the Owner at:

Fareastern Shipping Limited

Poseidonos 94 & Nikis 2 Street

16675 Glyfada Athens Greece

Fax: +30-2108947275

or to such other address and/or numbers for a party as is iotified by such party to the other party under this Agreement.

SECTION 11.2. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

SECTION 11.3. This Agreement shall not create benefits on behalf of any other person not a party to this Agreement, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

IN WITNESS of which this Agreement has been duly executed the day and year first before written.

For the Owner	For the Construction Supervisor

/s/ Illegible SK 27712 0006 6066467	/s/ Illegible